Exhibit 99.1

Ambarella Announces New CFO, Brian C. White

SANTA CLARA, Calif., March 28, 2022 — Ambarella, Inc. (NASDAQ: AMBA), an edge AI semiconductor and software company, today announced that Brian C. White has joined the Company and will be appointed chief financial officer (CFO) after filing its fiscal year 2022 Annual Report, which is estimated to be filed on April 1st. As CFO, Mr. White will report directly to Chief Executive Officer Fermi Wang.

Mr. White brings more than 30 years of experience in finance, corporate strategy, business development and public accounting to Ambarella. Most recently, he was CFO at Maxim Integrated Products, Inc. from August 2019 through its merger with Analog Devices, Inc. in August 2021. Prior to that, he was CFO at Integrated Device Technology (IDT) for almost six years, where he drove significant improvements in financial results and value creation. Before his role as CFO, he served as IDT’s treasurer and vice president of finance for six years. Mr. White has also held a variety of financial and operational management positions at companies including Nvidia, Hitachi GST, IBM and Deloitte. He holds a BA in Business Administration from Seattle University and an MBA from the University of Notre Dame.

“We are confident that Brian will add immediate and tremendous value, leading Ambarella’s world class finance team,” said Fermi Wang, President and CEO of Ambarella. “He is a seasoned financial executive with a strong background in semiconductors and significant experience driving growth and increasing value for companies and stakeholders.”

“I am excited at the opportunity to join the Ambarella team, with the recent expansion of its industry leading AI SoC portfolio into domain control processing and AI radar perception software for active safety, autonomous vehicles and a host of other markets,” said Brian C. White. “With Ambarella’s innovative products and expanding markets, I believe the potential for growth is tremendous.”

About Ambarella

Ambarella’s products are used in a wide variety of human and computer vision applications, including video security, advanced driver assistance systems (ADAS), electronic mirror, drive recorder, driver/cabin monitoring, autonomous driving and robotics applications. Ambarella’s low-power systems-on-chip (SoCs) offer high-resolution video compression, advanced image processing and powerful deep neural network processing to enable intelligent perception, fusion and central processing systems to extract valuable data from high-resolution video and radar streams. For more information, please visit www.ambarella.com.

Contacts

•	Media Contact: Eric Lawson, elawson@ambarella.com, (480) 276-9572

•	Investor Contact: Louis Gerhardy, lgerhardy@ambarella.com, (408) 636-2310

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